Exhibit 10.17

Marten Transport, Ltd.

Named Executive Officers’ Compensation Summary

On May 6, 2008, the company’s Compensation Committee approved an approximately 3.5% increase to the base salary for the company’s named executive officers listed below, retroactive to April 1, 2008.  Effective April 1, 2008, the following executive officers are scheduled to receive the following annual base salaries in the listed positions:

Name and Position as of May 6, 2008	Base Salary

Randolph L. Marten
(Chairman, President and Chief Executive Officer)	$491,625

Robert G. Smith
(Chief Operating Officer)	$247,883

Timothy P. Nash
(Executive Vice President of Sales and Marketing)	$247,883

James J. Hinnendael
(Chief Financial Officer)	$195,615

John H. Turner
(Vice President of Sales)	$181,125